UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following materials were emailed to union-represented employees of United States Steel Corporation on April 5, 2024:

1 Office of the CEO From: Office of the CEO Sent: Friday, April 5, 2024 12:59 PM Subject: Committed to Us: NSC’s New Letter Outlining Commitments to Our Employees Attachments: NSC commitments to USW, highlights 04-05-24.pdf TO: All U.S.-based Represented Employees DATE: April 5, 2024 Dear Colleagues: Our pending transacƟon with Nippon Steel (NSC) is a great outcome for all of our stakeholders, including our employees who are represented by the United Steelworkers (USW). On March 27, NSC delivered a set of wriƩen commitments to the leadership of the USW that are not only above and beyond the obligaƟons contained in our Basic Labor Agreement (BLA), but that will also be legally binding and enforceable. Those commitments include: Jobs A commitment to U. S. Steel jobs: NSC will grow U. S. Steel. NSC has commiƩed to maintaining jobs and not conducƟng any layoffs through at least the current term of the BLA, with customary excepƟons for any unanƟcipated or significant downturn in business condiƟons. There is no such commitment in the exisƟng BLA; A commitment to keep all currently operaƟng unionized faciliƟes open and running for at least the current term of the BLA, with customary excepƟons for any unanƟcipated or significant downturn in business condiƟons. There is no such commitment in the exisƟng BLA; A commitment that U. S. Steel jobs and producƟon will remain in the USA; Growth and Investment A commitment that U. S. Steel will make an addiƟonal $1.4 billion investment in the BLA-covered faciliƟes through 2026 over and above the $1 billion already agreed to in the BLA;

2 A commitment that U. S. Steel will be able to receive Nippon Steel’s leading-edge technology, encompassing high-grade products, producƟon efficiency and decarbonizaƟon, including blast furnace operaƟons, as well as the benefit of Nippon Steel’s nearly $500 million annual R&D spend (as compared to U. S. Steel’s $40 million annual spend); ProtecƟng Employee Interests ReiteraƟng that NSC recognizes the USW as the bargaining representaƟve for the company’s USW-represented employees, and assumes all agreements with the USW, including the BLA and pension and health and welfare plans, effecƟve as of the closing; A commitment to protect the best interests of U. S. Steel on trade issues and defending U. S. Steel against unfair trade for the benefit of its faciliƟes, employees, customers and communiƟes. The commitments are very real promises, with limited excepƟons that are customary in business contracts such as this. There can also be no doubt of NSC’s ability to make good on its commitments: It will meet its financial obligaƟons to the USW because of its robust financial standing (a market capitalizaƟon of over $23 billion – more than double U. S. Steel’s market cap – and investment-grade credit raƟng). NSC is conƟnuing its discussions with the USW in good faith and is focused on resolving any concerns raised by the USW so that the interests of USW members and reƟrees are protected. NSC recognizes, as we at U. S. Steel do, that U. S. Steel’s employees are the best in the American steel industry. Together, we look forward to rewarding U. S. Steel employees and invesƟng in the business so that we grow and prosper together. Now let’s get back to work … safely. Best, Dave

The following materials were emailed to non-union-represented employees of United States Steel Corporation on April 5, 2024:

1 USSteelCommunications From: USSteelCommunications Sent: Friday, April 5, 2024 1:01 PM Subject: Committed to Us: NSC’s New Letter Outlining Commitments to Our Employees Attachments: NSC commitments to USW, highlights 04-05-24.pdf TO: All U.S.-based Non-Represented Employees DATE: April 5, 2024 We are sharing the communicaƟon below for your awareness. Should you have quesƟons or need addiƟonal informaƟon, you are encouraged to reach out to your manager or respecƟve Senior Leadership Team member. Thank you. From: Office of the CEO <CEO@uss.com> Sent: Friday, April 5, 2024 12:59 PM Subject: Committed to Us: NSC’s New Letter Outlining Commitments to Our Employees TO: All U.S.-based Represented Employees DATE: April 5, 2024

2 Dear Colleagues: Our pending transacƟon with Nippon Steel (NSC) is a great outcome for all of our stakeholders, including our employees who are represented by the United Steelworkers (USW). On March 27, NSC delivered a set of wriƩen commitments to the leadership of the USW that are not only above and beyond the obligaƟons contained in our Basic Labor Agreement (BLA), but that will also be legally binding and enforceable. Those commitments include: Jobs A commitment to U. S. Steel jobs: NSC will grow U. S. Steel. NSC has commiƩed to maintaining jobs and not conducƟng any layoffs through at least the current term of the BLA, with customary excepƟons for any unanƟcipated or significant downturn in business condiƟons. There is no such commitment in the exisƟng BLA; A commitment to keep all currently operaƟng unionized faciliƟes open and running for at least the current term of the BLA, with customary excepƟons for any unanƟcipated or significant downturn in business condiƟons. There is no such commitment in the exisƟng BLA; A commitment that U. S. Steel jobs and producƟon will remain in the USA; Growth and Investment A commitment that U. S. Steel will make an addiƟonal $1.4 billion investment in the BLA-covered faciliƟes through 2026 over and above the $1 billion already agreed to in the BLA; A commitment that U. S. Steel will be able to receive Nippon Steel’s leading-edge technology, encompassing high-grade products, producƟon efficiency and decarbonizaƟon, including blast furnace operaƟons, as well as the benefit of Nippon Steel’s nearly $500 million annual R&D spend (as compared to U. S. Steel’s $40 million annual spend); ProtecƟng Employee Interests ReiteraƟng that NSC recognizes the USW as the bargaining representaƟve for the company’s USW-represented employees, and assumes all agreements with the USW, including the BLA and pension and health and welfare plans, effecƟve as of the closing; A commitment to protect the best interests of U. S. Steel on trade issues and defending U. S. Steel against unfair trade for the benefit of its faciliƟes, employees, customers and communiƟes. The commitments are very real promises, with limited excepƟons that are customary in business contracts such as this. There can also be no doubt of NSC’s ability to make good on its commitments: It will meet its financial obligaƟons to the USW because of its robust financial standing (a market capitalizaƟon of over $23 billion – more than double U. S. Steel’s market cap – and investment-grade credit raƟng). NSC is conƟnuing its discussions with the USW in good faith and is focused on resolving any concerns raised by the USW so that the interests of USW members and reƟrees are protected. NSC recognizes, as we at U. S. Steel do, that U. S. Steel’s employees are the best in the American steel industry.

3 Together, we look forward to rewarding U. S. Steel employees and invesƟng in the business so that we grow and prosper together. Now let’s get back to work … safely. Best, Dave

The following materials were first posted by United States Steel Corporation to its internal company news application, X App, for union-represented employees on April 5, 2024:

1 USS Employee Letter re: NSC commitments 2 Version posted to X App platform for USW-represented employees 3 4 Date & time posted: April 5, 2024, 12:58 p.m. Eastern 5 6 Headline: Committed to Us: NSC’s New Letter Outlining Commitments to Our Employees 7 8 Visual: 9 10 11 12 Description: Read more about Nippon Steel’s newest commitments to U. S. Steel, the United 13 Steelworkers and our USW-represented employees. 14 15 Attachment: NSC commitments to USW, highlights 04-05-24.pdf 16 17 Body copy: 18 19 Dear Colleagues: 20 21 Our pending transaction with Nippon Steel (NSC) is a great outcome for all of our stakeholders, including 22 our employees who are represented by the United Steelworkers (USW). On March 27, NSC delivered a 23 set of written commitments to the leadership of the USW that are not only above and beyond the 24 obligations contained in our Basic Labor Agreement (BLA), but that will also be legally binding and 25 enforceable. 26 27 Those commitments include: 28 29 Jobs 30 31 • A commitment to U. S. Steel jobs: NSC will grow U. S. Steel. NSC has committed to maintaining 32 jobs and not conducting any layoffs through at least the current term of the BLA, with 33 customary exceptions for any unanticipated or significant downturn in business conditions. 34 There is no such commitment in the existing BLA; 35

36 • A commitment to keep all currently operating unionized facilities open and running for at 37 least the current term of the BLA, with customary exceptions for any unanticipated or 38 significant downturn in business conditions. There is no such commitment in the existing BLA; 39 40 • A commitment that U. S. Steel jobs and production will remain in the USA; 41 42 Growth and Investment 43 44 • A commitment that U. S. Steel will make an additional $1.4 billion investment in the BLA-45 covered facilities through 2026 over and above the $1 billion already agreed to in the BLA; 46 47 • A commitment that U. S. Steel will be able to receive Nippon Steel’s leading-edge technology, 48 encompassing high-grade products, production efficiency and decarbonization, including blast 49 furnace operations, as well as the benefit of Nippon Steel’s nearly $500 million annual R&D 50 spend (as compared to U. S. Steel’s $40 million annual spend); 51 52 Protecting Employee Interests 53 54 • Reiterating that NSC recognizes the USW as the bargaining representative for the company’s 55 USW-represented employees, and assumes all agreements with the USW, including the BLA and 56 pension and health and welfare plans, effective as of the closing; 57 58 • A commitment to protect the best interests of U. S. Steel on trade issues and defending 59 U. S. Steel against unfair trade for the benefit of its facilities, employees, customers and 60 communities. 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 The commitments are very real promises, with limited exceptions that are customary in business contracts such as this. There can also be no doubt of NSC’s ability to make good on its commitments: It will meet its financial obligations to the USW because of its robust financial standing (a market capitalization of over $23 billion – more than double U. S. Steel’s market cap – and investment-grade credit rating). NSC is continuing its discussions with the USW in good faith and is focused on resolving any concerns raised by the USW so that the interests of USW members and retirees are protected. NSC recognizes, as we at U. S. Steel do, that U. S. Steel’s employees are the best in the American steel industry. Together, we look forward to rewarding U. S. Steel employees and investing in the business so that we grow and prosper together. Now let’s get back to work … safely. Best, Dave

The following materials were first posted by United States Steel Corporation to its internal company news application, X App, for non-union represented employees on April 5, 2024:

1 USS Employee Letter re: NSC commitments 2 Version posted to X App platform for U.S. non-represented employees 3 4 Date & time posted: April 5, 2024, 1:01 p.m. Eastern 5 6 Headline: Committed to Us: NSC’s New Letter Outlining Commitments to Our Employees 7 8 Visual: 9 10 11 12 Description: Read a message Dave Burritt issued to USW-represented employees via email, X App, and 13 mailed letter about Nippon Steel’s newest commitments to U. S. Steel, the United Steelworkers and our 14 USW-represented employees. 15 16 Attachment: NSC commitments to USW, highlights 04-05-24.pdf 17 18 Body copy: 19 20 Dear Colleagues: 21 22 Our pending transaction with Nippon Steel (NSC) is a great outcome for all of our stakeholders, including 23 our employees who are represented by the United Steelworkers (USW). On March 27, NSC delivered a 24 set of written commitments to the leadership of the USW that are not only above and beyond the 25 obligations contained in our Basic Labor Agreement (BLA), but that will also be legally binding and 26 enforceable. 27 28 Those commitments include: 29 30 Jobs 31 32 • A commitment to U. S. Steel jobs: NSC will grow U. S. Steel. NSC has committed to maintaining 33 jobs and not conducting any layoffs through at least the current term of the BLA, with 34 customary exceptions for any unanticipated or significant downturn in business conditions. 35 There is no such commitment in the existing BLA; 36

37 • A commitment to keep all currently operating unionized facilities open and running for at 38 least the current term of the BLA, with customary exceptions for any unanticipated or 39 significant downturn in business conditions. There is no such commitment in the existing BLA; 40 41 • A commitment that U. S. Steel jobs and production will remain in the USA; 42 43 Growth and Investment 44 45 • A commitment that U. S. Steel will make an additional $1.4 billion investment in the BLA-46 covered facilities through 2026 over and above the $1 billion already agreed to in the BLA; 47 48 • A commitment that U. S. Steel will be able to receive Nippon Steel’s leading-edge technology, 49 encompassing high-grade products, production efficiency and decarbonization, including blast 50 furnace operations, as well as the benefit of Nippon Steel’s nearly $500 million annual R&D 51 spend (as compared to U. S. Steel’s $40 million annual spend); 52 53 Protecting Employee Interests 54 55 • Reiterating that NSC recognizes the USW as the bargaining representative for the company’s 56 USW-represented employees, and assumes all agreements with the USW, including the BLA and 57 pension and health and welfare plans, effective as of the closing; 58 59 • A commitment to protect the best interests of U. S. Steel on trade issues and defending 60 U. S. Steel against unfair trade for the benefit of its facilities, employees, customers and 61 communities. 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 The commitments are very real promises, with limited exceptions that are customary in business contracts such as this. There can also be no doubt of NSC’s ability to make good on its commitments: It will meet its financial obligations to the USW because of its robust financial standing (a market capitalization of over $23 billion – more than double U. S. Steel’s market cap – and investment-grade credit rating). NSC is continuing its discussions with the USW in good faith and is focused on resolving any concerns raised by the USW so that the interests of USW members and retirees are protected. NSC recognizes, as we at U. S. Steel do, that U. S. Steel’s employees are the best in the American steel industry. Together, we look forward to rewarding U. S. Steel employees and investing in the business so that we grow and prosper together. Now let’s get back to work … safely. Best, Dave

The following materials were distributed by United States Steel Corporation as an attachment to the above emails and X App posts on April 5, 2024:

Nippon Steel is committed to U. S. Steel, the United Steelworkers, and our USW-represented employees Nippon Steel is committed to U. S. Steel, the United Steelworkers, and our USW-represented employees The following is a summary of commitments made by Nippon Steel to the leadership of the United Steelworkers in a recent letter - commitments that in many cases go above and beyond our current Basic Labor Agreement (BLA) and will also be legally binding and enforceable. Jobs A commitment to U. S. Steel jobs - no layoffs through at least the current term of the BLA.* A commitment to keep all currently operating unionized facilities open and running through at least the current term of the BLA.* A commitment that U. S. Steel jobs and production will remain in the USA. Growth and Investment A commitment that U. S. Steel will invest an additional $1.4 billion in BLA-covered facilities through 2026. A commitment that U. S. Steel will be able to receive Nippon Steel’s leading-edge technology and R&D support for high-grade steel products, production efficiency, and decarbonization, including at blast furnace operations. Protecting Employee Interests Reiterating Nippon Steel recognizes the USW as the bargaining representative for the company's USW-represented employees. A commitment to protect the best interests of U. S. Steel on trade issues. U. S. Steel and Nippon Steel: Moving forward TOGETHER as THE BEST STEELMAKER with WORLD-LEADING CAPABILITIES U. S. Steel and Nippon Steel: Moving forward TOGETHER as THE BEST STEELMAKER with WORLD-LEADING CAPABILITIES *Subject to certain limited exceptions

Additional Information and Where to Find It

This communication relates to the proposed transaction between the United States Steel Corporation (the “Company”) and Nippon Steel Corporation (“NSC”). In connection with the proposed transaction, the Company has filed and will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”), a definitive version of which was filed with the SEC on March 12, 2024. The Company commenced disseminating the definitive Proxy Statement to stockholders of the Company on or about March 12, 2024. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (A DEFINITIVE FILING OF WHICH HAS BEEN MADE WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION.

The Company’s stockholders will be able to obtain free copies of the definitive Proxy Statement, as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in the Solicitation

NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, a definitive version of which was filed with the SEC on March 12, 2024. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and was included in the definitive version of the Proxy Statement filed with the SEC. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, the construction or operation of new or existing facilities or capabilities, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Form 10-K for the year ended December 31, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.